Exhibit 10.1

September 5, 2012

Dear Lori:

Congratulations! I am pleased to offer you the position of Senior Vice President, Human Resources of Celanese Corporation. Your position will be based in Dallas, TX and you will be reporting to me. We anticipate your start date will be on or before October 1, 2012. This letter outlines the basic components of your offer.

Base Salary
Your base salary will be $430,000 per year and will be payable on a bi-weekly basis in accordance with the Company’s normal payroll practice. In addition to offering a competitive base salary, we offer bonus and equity opportunities as well as a variety of other programs outlined below.

Annual Bonus
You will be eligible to participate in the Company’s annual bonus plan. Our bonus plan uses both financial and non-financial measures and your personal performance to determine your actual bonus payout each year. For 2013, your annual bonus opportunity at target will be 70% of your eligible wages (the “Target”), with a “Stretch” opportunity of 200% of this amount if Company performance meets superior expectations.  A personal performance modifier also currently allows for an additional adjustment of your planned bonus payout to reflect your individual performance relative to your annual objectives.

For 2012, you will be eligible for a full year’s bonus, based on Company performance at target and a 100% individual performance modifier. You must be employed by Celanese at the time such bonus payments are made, generally in March of the following year, in order to remain eligible to receive the bonus payout.

Long-Term Incentive Awards
Celanese currently delivers Long-Term Incentive (LTI) compensation to senior executives through annual grants of equity awards. Annual LTI awards are planned to occur in the first quarter of each calendar year. The aggregate grant date value and mix of awards are based on a combination of salary level, individual contribution and performance, market levels of long-term incentive compensation and other factors. Each year, the Compensation Committee evaluates the level of awards and the mix among various stock-based vehicles. Going forward, you will be eligible for an annual LTI award consistent with your position at the Company which at this time is a target value of $700,000.
In order to align our executives’ interests with those of our shareholders, Celanese expects senior leaders to maintain equity ownership in the Company commensurate with their position. You will be subject to stock ownership guidelines applicable to your position as in effect from time to time. The current stock ownership guideline for your position is equal to a value of 3 times your annual base salary.

Employee Benefits
During your employment, you will be entitled to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as those benefits that are generally made available to other employees of the Company. We offer medical and dental coverage, group life insurance (1 times the annual base pay), a cash balance pension plan, and a 401k plan that matches 100% of the first 5% of the employee’s contributions. Additionally, you will be eligible to participate in the Celanese Annual Executive Physical Program including the annual physical with the Baylor Personal Edge program. You will also be eligible to receive the BioPhysical 250 blood screen every 5 years.

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Other benefits that you will be eligible for based on your position with the Company are participation in the Executive Severance Plan and a Change-in-Control Agreement. Finally, Celanese offers a deferred compensation program that you may voluntarily elect to participate in. Additional information can be provided on these plans if you wish.

Vacation
You will be entitled to four (4) weeks annual vacation in accordance with the Company’s vacation policy.

Initial Equity Awards
Celanese believes that an executive’s interests should be aligned with shareholder interests, in part through equity ownership in the Company. As a result, you will receive equity awards as part of your initial offer package. Your initial equity awards will consist of the following:
Time-vesting Restricted Stock Units (Time-vesting RSUs): You will receive an award of Time-vesting RSUs having a grant date fair value equal to $1,850,000 that will vest one-third each year for three years beginning on the grant date.
Stock Options: You will receive an award of nonqualified options to purchase shares of Company common stock having a grant date fair value equal to $850,000. The stock options will vest one-third each year for three years beginning on the grant date. The option exercise price will be the average of the high and low trading prices of Celanese stock on the grant date.
The complete terms of your sign-on award will be delivered to you as an award agreement subject to approval by the Compensation Committee of the Board of Directors at the next meeting following your start date. Your sign-on award will be granted pursuant to the Celanese 2009 Global Incentive Plan and you will be required to sign appropriate award agreements and the Celanese LTI Claw-back agreement in order to receive the award.

Relocation Benefits
Celanese will provide relocation benefits to the Dallas area under the provisions of our relocation policy for new employees in effect at that time. Generally, this policy provides for the shipment of household goods, home sale and purchase assistance (for homeowners) and a lump-sum payment to assist with various miscellaneous expenses associated with your relocation. The home sale and purchase assistance can be utilized for up to one (1) year after you relocate to the Dallas area. Details of our relocation policy will be provided to you under separate cover.

Should you voluntarily end your employment with Celanese for any reason within two (2) years of your start date, Celanese will seek full repayment of any relocation assistance provided to you.

Terms & Conditions of Employment
This offer letter constitutes the full terms and conditions of your employment with the Company.   It supersedes any other oral or written promises that may have been made to you.

Restrictive Covenant Agreement (RCA)
As a condition of your employment, you will be required to execute a Restrictive Covenant Agreement (the “RCA”) with the Company regarding protection and non-disclosure of confidential information and non-competition, non-solicitation and no hire.  A copy of this agreement will be provided to you under separate cover.

Background Check & Drug Screen
This offer of employment is contingent upon the satisfactory completion of a background check and pre-employment examination including tests for substance abuse.  If not satisfactorily completed, the offer will be rescinded.

Employment Verification
As required by law, we will need to verify and document your identity and eligibility for employment in the United States. You can find a complete list of acceptable documents at http://www.uscis.gov/files/form/

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i-9.pdf. Please bring appropriate documentation on your start date. Do not complete the form in advance; you must complete it on your first day of employment.

Lori, we are most enthusiastic about you joining the team and look forward to discussing the offer at your convenience.  If these provisions are agreeable to you, please sign the enclosed copy of this letter and return it to me by fax at 972-443-4880 by September 13, 2012.

Sincerely,

/s/ Mark Rohr

Mark Rohr

Acknowledgment of Offer:
(Please check one)

☑
I accept the above described offer of employment with Celanese and understand that my employment status will be considered at-will and may be terminated at any time for any reason. Upon acceptance of this offer, I agree to keep the terms and conditions of this agreement confidential.

☐	I decline your offer of employment.

Signature:   /s/ Lori A. Johnston                      Date: September 8, 2012
Lori Johnston

Anticipated Start Date: To be determined

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